Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 24, 2009—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and six months ended June 30, 2009.

Net income for the three months ended June 30, 2009 decreased to $1.840 million, or $0.38 per share-basic and $0.37 per share-diluted, from $2.475 million, or $0.51 per share-basic and diluted for the same quarter in 2008. Net interest income for the second quarter of 2009, after the provision for loan losses for the quarter, was $6.567 million, approximately 10.9% higher than the same period in 2008, in part due to a higher volume of interest earning assets partially offset by an increase in the provision for loan losses. The provision for loan losses for the three months ended June 30, 2009 was $824 thousand compared to $559 thousand for the same period in 2008. The net interest margin decreased to 4.16% in the second quarter of 2009 from 4.52% in the same period in 2008 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits. Non-interest income decreased in the second quarter of 2009 by approximately $645 thousand, or 25.6%, while non-interest expenses increased $637 thousand, or 11.7%, compared to the same period in 2008. The reduction in non-interest income was due to the receipt of insurance proceeds in 2008 on the life of a bank officer that resulted in an increase in income of $770 thousand. Non-interest expense increased mainly due to a $452 thousand increase in FDIC assessment paid in 2009.

Net income for the six months ended June 30, 2009 decreased 10.1% to $3.699 million, or $0.76 per share-basic and $0.75 per share-diluted, from $4.115 million, $0.85 per share-basic and $0.84 per share-diluted, for the six months ended June 30, 2008. Net interest income for the six months ended June 30, 2009, after the provision for loan losses, increased 14.4% to $13.002 million from $11.363 million for the same period in 2008. Net interest margin decreased to 4.14% in 2009 from 4.40% in 2008. The provision for loan losses for the six months ended June 30, 2009 was $1.140 million compared to the provision of $657 thousand in 2008. Non-interest income decreased by $1.088 million, or 24.0%, and non-interest expense increased by $902 thousand, or 8.3%, for the six months ended June 30, 2009 when compared to June 30, 2008. The reduction in non-interest income was due to termination of a sweep program that resulted in a reduction of $442 thousand in non-interest income in 2009 and the receipt of insurance proceeds in 2008 on the life of a bank officer that resulted in an increase in income of $770 thousand. Non-interest expense increased mainly due to a $521 thousand increase in FDIC assessment paid in 2009.

When looking at the comparison of the second quarter and year to date from 2008 to 2009, two non-recurring items must be taken into consideration. During the second quarter of 2008, the Bank received proceeds from bank owned life insurance that insured the life of one of its officers. These net proceeds resulted in an additional $770 thousand in other income for the quarter and year to date. Benefits were paid out to the officer’s beneficiary in the amount of $260 thousand adding to the increase in other expense. The net effect on income after taxes of this transaction was an increase of $597 thousand, or $0.12 per share-basic and diluted.

In the second quarter of 2009, we expensed the special FDIC assessment that all banks are required to pay on September 30, 2009. This assessment amounted to a reduction of net income after taxes of $233,949, or $0.05 per share-basic and diluted.

Total assets as of June 30, 2009 increased by $49.847 million, or 6.5%, when compared to December 31, 2008. Deposits increased by $25.200 million, or 4.6%, over the same period in 2008. Loans, net of unearned income, during this period increased by $12.987 million, or 3.0%, due to increasing loan demand brought about partially by the entrance into new markets from the opening of four new branches since the fourth quarter of 2007. Non-performing assets increased by $4.983 million to $10.666 million at June 30, 2009 compared to December 31, 2008 because of an increase in non-accrual loans and other real estate offset by a small decrease in loans 90 days or more past due.

During the first two quarters of 2009, the Company paid dividends totaling $0.40 per share. This represents an increase of 5.3% over the dividends paid in the first two quarters of 2008.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008

Interest income and fees	$10,271	$9,715	$20,254	$19,444
Interest expense	2,880	3,237	6,112	7,424

Net interest income	7,391	6,478	14,142	12,020

Provision for loan losses	824	559	1,140	657

Net interest income after provision for loan losses	6,567	5,919	13,002	11,363

Non-interest income	1,879	2,524	3,441	4,529
Non-interest expense	6,098	5,461	11,722	10,820

Net income before taxes	2,348	2,982	4,721	5,072
Income taxes	508	507	1,022	957

Net income	$1,840	$2,475	$3,699	$4,115

Earnings per share - basic	$0.38	$0.51	$0.76	$0.85

Earnings per share - diluted	$0.37	$0.51	$0.75	$0.84

Average shares outstanding-basic	4,852,856	4,864,980	4,851,086	4,865,375

Average shares outstanding-diluted	4,916,280	4,899,879	4,899,386	4,967,544

	As of June 30, 2009	As of December 31, 2008
Balance Sheet Data:
Total assets	$815,894	$766,047
Total earning assets	739,636	682,747
Loans, net of unearned income	441,692	428,705
Allowance for loan losses	4,879	4,480
Total deposits	571,127	545,927
Long-term borrowings	90,108	80,211
Shareholders’ equity	71,343	71,400
Book value per share	$14.69	$14.72
Dividends paid per share	$0.40	$0.77

Average Balance Sheet Data:
Total assets	$787,343	$702,190
Total earning assets	714,406	634,012
Loans, net of unearned income	438,331	398,184
Total deposits	560,142	495,428
Long-term borrowings	79,785	82,382
Shareholders’ equity	73,064	70,112

Non-performing assets:
Non-accrual loans	6,322	1,397
Loans 90+ days past due	826	911
Other real estate owned	3,518	3,375

Net charge-offs as a percentage of average net loans	0.09%	0.18%

Performance Ratios:
Return on average assets	0.94%	1.18%
Return on average equity	10.12%	11.80%

Net interest margin (tax equivalent)	4.14%	4.41%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com